Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-199216, 333-86876, 333-145027, 333-159989, 333-167187, 333-183769, and 333-208192) on Forms S-8 of Nicolet National Bank of our report dated June 7, 2019, relating to the financial statements and supplemental schedule of the Nicolet National Bank 401(k) Plan, which appears in this Annual Report on Form 11-K of the Nicolet National Bank 401(k) Plan for the year ended December 31, 2018.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia
June 7, 2019